EXHIBIT 19.1
Revised May 18, 2023

Host Hotels & Resorts

Insider Trading Policy Statement

Insider Trading Policy Statement

Background

Transactions in securities while possessing material nonpublic (“insider”) information or the selective disclosure of such information to others who may transact (“tipping information”) is sometimes referred to as “insider trading” and is prohibited by federal and state laws. Through your work, you may have access to material nonpublic information about Host Hotel & Resorts, Inc., Host Hotels & Resorts, L.P., or its subsidiaries or about the Company’s business (including information about other companies with which the Company does, or may do, business). When we refer in this Policy Statement to the “Company”, we are referring collectively to Host Hotels & Resorts, Inc., Host Hotels & Resorts, L.P., and all its consolidated subsidiaries. The Company has adopted this Insider Trading Policy Statement (“Policy Statement”) to avoid even the appearance of improper conduct on the part of any Company director, officer or employee (not just so-called insiders).

Penalties for Insider Trading

Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. Inside traders must also disgorge any profits made from trading, and the SEC may seek the imposition of civil enforcement injunctions and penalties of up to three times the profits made or losses avoided from the trading. Under some circumstances, inside traders may be subjected to civil liability in private lawsuits brought by stockholders of the Company and additional liability for other derivative causes of action.

In addition, insider trading may subject the Company, as well as non-trading directors, officers or other Company supervisory personnel to liability. The penalties for any failure to enforce an insider trading policy can be significant.

Further, disclosure of material nonpublic information to others may put Company insiders at risk if the recipient of such information engages in illegal trading. If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any Company director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the Company’s General Counsel, who acts as the Insider Trading Compliance Officer (the “Compliance Officer”).

A person engaging in insider trading may also be subject to a broad range of disciplinary actions by the Company, up to and including termination of employment. The Company will also fully cooperate with any governmental or regulatory inquiry into such trading.

What Constitutes Material Nonpublic Information

The term “insider trading” refers to transacting in a security while in possession of “material” “nonpublic” information relating to the Company or its securities. The materiality of a fact depends on the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities or where the fact is likely to have a significant effect on the market price of the securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future could also be deemed material.

While it is impossible to list all types of information that might be deemed “material” under particular circumstances, information dealing with the following subjects affecting the Company is often found to be material. (These are just examples and should not be considered an exhaustive list.)

•Projections of future earnings, losses or financial liquidity problems;

•Anticipated or actual financial results of the Company for the quarter and/or year;

•Anticipated or actual execution or cancellation of a significant transaction;

•News of a pending or proposed joint venture, merger, acquisition or tender offer;

•News of a significant sale or disposition or write-downs of assets;

•Change in debt ratings; changes in dividend policies or the declaration of a stock split;

•Offerings of additional securities or other financing developments;

•Changes in management;

•Cybersecurity breaches or incidents or data security issues; and

•Significant litigation or government investigations.
Put simply, if the information could reasonably be expected to affect the price of the Company’s securities, it should be considered material. It is important to remember that whether information is material will be viewed with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities or the courts.

Information is “nonpublic” if it has not been disclosed to the general public. Information about the Company that is not yet in general circulation among persons outside the Company should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation outside such company should be considered nonpublic. All information that you learn about the Company or its business plans in connection with your employment is potentially “insider” information until publicly disclosed. As set forth in our Code of Business Conduct and Ethics, you should treat all such information as confidential and proprietary to the Company. You may not disclose it to others, such as family, relatives, business or social acquaintances or other persons within the Company who do not need to know it for legitimate business reasons. If this nonpublic information is also “material”, you are required by law and the Company’s policy to refrain from trading in Company securities and from passing the information on to others who may trade on it.

Applicability

This Policy Statement applies to all directors, officers and employees of the Company. When we refer in this Policy Statement to “officers” of the Company, we are referring to those persons who are considered officers of the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and who are subject to the reporting and other requirements of Section 16 under the Exchange Act.

Additionally, this Policy Statement applies to all family members of any person covered by this Policy Statement who share the person’s household or who are financially dependent on such covered person, as well as any other person who shares the household of the covered person.

This Policy Statement also applies to all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

If a person ceases to be a director, officer or employee of the Company at a time when that person is aware of material nonpublic information concerning the Company, the prohibition on transactions in Company securities shall continue to apply to such person until that information has become public or is no longer material.

Policy

Each director, officer or employee of the Company is prohibited from:

•purchasing, selling or donating any type of security of the Company (or any derivative of a Company security), while aware of any material nonpublic information concerning the Company, or recommending to another person that they do so;

•tipping information as described in “Tipping Information to Others” below; or

•transacting in securities of another company while you are aware of any material, nonpublic information concerning such other company, which you learned in the course of service as a director, officer or employee of the Company, or recommending to another person that they do so.

While most people realize an acquisition or disposition of Company stock on the open market will involve a transaction that is covered by this Policy Statement, other changes in ownership or other transactions involving Company securities are covered by this Policy Statement and may not be as apparent. For example, the following types of transactions are prohibited any time that trading in Company securities is not permitted under this Policy Statement:

•Open market purchases or sales of Company securities.

•Purchases or sales of Company securities through a broker.

•Sales of Company securities acquired upon exercise of stock options.

•Sales of Company restricted stock acquired through the Company’s compensation programs.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure, to satisfy a margin call, or a creditor’s sale of stock held as collateral) are no exception. The securities laws do not recognize such mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. For this reason, persons covered by this Policy Statement are not permitted to hold Company securities in margin accounts or to pledge Company securities as collateral.

A good rule of thumb: When in doubt, do not trade.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company common stock or other securities, it is the policy of the Company that persons and entities covered by this Policy Statement should not ever engage in any of the following activities with respect to Company securities:

“In and out” trading in Company securities. Any Company securities purchased in the open market must be held for a minimum of six months and ideally longer. Note that the SEC has a short-swing profit recapture rule that already effectively prohibits Company officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to cover all employees. Note, also, that this rule does not affect shares acquired as a result of exercising stock options.

Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). This would include “selling against the box” transactions – short selling stock you already own.

Buying or selling puts or calls (options) or other derivatives on our stock or other securities or entering into hedging transactions on Company securities. The Company prohibits trading in options or other derivatives on Company stock or other securities or entering into hedging transactions on Company securities, including any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Financial instruments covered by this Policy Statement include, but are not limited to, options, prepaid variable forward contracts, swaps and collars and cover both Company securities granted as part of compensation and Company securities purchased in the open market or otherwise held, directly or indirectly.

Margin Accounts; Stock Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, under certain circumstances, a creditor holding securities as collateral for a loan may foreclose on such securities and sell them to cover amounts owed under the loan. Because such a sale may occur at a time when an employee, officer or a director had material nonpublic information or is otherwise not permitted to trade in Company securities, the Company prohibits purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

“Tipping” Information to Others

Because the Company is required by law to avoid the selective disclosure of material nonpublic information, the Company has established procedures for the release of material information in a manner designed to achieve broad public dissemination in a relatively short time, for example, through press releases or filings with the Securities and Exchange Commission.

Thus, it is inappropriate for a person in possession of material nonpublic information to provide other people with such information or to recommend that they buy or sell securities based upon that information. The penalties for insider trading apply whether or not you derive any profit or other benefit from another’s activities. As a result, if you provide material nonpublic information about the Company to anyone (whether a friend, relative or complete stranger) and that person then buys or sells our securities, both you and the person that made the trade could be subject to the penalties discussed earlier.

When you have information about the Company or about another company (such as a business partner of the Company) that is obtained in the course of your employment or association with the Company that may be proprietary or could have an impact on the price of the Company’s securities or the securities of such other company, you must not pass the information on to any person who does not have a legitimate business reason to know such information, including family members and others living in your household or friends or casual acquaintances. Confidential material information should be disclosed only to key personnel and principal outsider advisors whose work for the Company requires that they have such information. All persons given access to such information should be advised of their insider status and told not to disclose the information further except as absolutely necessary for corporate purposes.

A good rule of thumb: When in doubt, do not disclose.

Transactions Involving the Securities of Other Companies

As noted above, this Policy Statement also applies to certain transactions involving the securities of other companies. In the course of the many pending or proposed transactions that this Company has under consideration at any given time, there is a great deal of nonpublic information relating to other companies to which our directors, officers and employees may have access. This could include “material” information that is likely to affect the value of the securities of the other companies.

Persons who learn material information about our consultants, contractors, vendors, operators, managers, venture partners, acquisition targets or competitors through their work at the Company should keep it confidential. It is our policy that no director, officer or employee should transact in, or recommend that another person transact in, or otherwise enter into any of the other types of prohibited transactions described above with respect to the securities of another company if the individual learns in the course of performing duties for the Company confidential information that is likely to affect the value of those securities.

Restrictions on Trading in Company Securities – The Trading Window

The Company encourages directors, officers and employees to invest in Company securities. In order to protect both the Company and its individual officers, directors and other employees, the Company requires that each officer, director and other employee of the Company adhere to the following policies in transacting in Company securities:

No directors, officers or employees of the Company may transact in Company securities during any period that:

•begins at the close of trading on the fifth trading day preceding the last day of each quarter (i.e., if a quarter ended on Wednesday June 30, then the trading window would close after the close of trading on Wednesday June 23) and continues until the opening of trading on the second business day after the Company’s press release of quarterly financial results (i.e., if the Company issues its earnings press release Tuesday after market close, the trading window would typically open Thursday morning).

•With respect to annual financial results, no directors, officers or employees of the Company may transact in Company securities during any period that begins at the close of trading on the fifth trading day before December 31st and continues until the opening of trading on the business day after the filing date of the Company’s Annual Report on Form 10-K (if the Company’s Annual Report is filed on a Tuesday after the SEC cut-off time such that the SEC filing date is reported as Wednesday, then the trading window would open at the opening of trading on Thursday).

These are referred to as “blackout periods.”

To assist you, the dates on which the Company expects to announce its earnings are posted on the Company’s intranet and notices of blackout periods are also provided by Human Resources. However, even if we are not in a blackout period, from time to time the Company may determine that trading in our securities is inappropriate and accordingly, may prohibit trading at any time. You will receive notice of any modification of the trading blackout policy or any further prohibition on trading during the period when trading is otherwise permitted under this Policy Statement.

The Compliance Officer may, on a limited and case-by-case basis, authorize transactions in Company securities during a blackout period due to financial or other hardships such as where a sale of Company securities is the only practicable means for a person covered by this Policy Statement to raise funds necessary in light of an extraordinary and unexpected circumstance. Any person wanting to rely on this exception must first notify the Compliance Officer in writing of the circumstance of the hardship and the amount and nature of the proposed transaction. Such person will also be required to certify to the Compliance Officer in writing at least two business days prior to the proposed transaction that he or she is not in possession of material nonpublic information concerning the Company. Upon authorization from the Compliance Officer, the person may enter into the approved transaction, although such person will be responsible for ensuring that any such transaction complies with applicable insider trading laws. Keep in mind that an unexpected need for money is not a defense to charges of trading on inside information.

Transactions in Company Securities Permitted by the Policy Statement

The prohibitions on transactions in Company securities outlined in this Policy Statement do not apply to the following transactions:

•Exercises of stock options, either on a “cash for stock” or “stock for stock” basis provided that no Company stock is sold (either outright or in connection with a “cashless” exercise transaction through a broker) to fund the option exercise.

•Payment of tax liability by delivery to, or withholding by, the Company of securities (incident to receipt, exercise or vesting of such security in accordance with Rule 16b-3).

•Bona fide gifts that are approved in advance by the Company.

•Transactions made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act, including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1, provided such trading plan: (1) is in writing; and (2) was reviewed and approved by the Company prior to its adoption.

•Transactions made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing and (2) was reviewed and approved by the Company prior to its adoption.

In addition, the purchase or sale of securities in a “blind” trust, mutual fund, “wrap” account or similar arrangement may be permissible, depending on who has the discretion over the funds and provided that you do not discuss investments with the trustee, money manager or other investment advisor who has discretion over the funds. If you invest through a “blind” trust or a “wrap” account, you may wish to consider asking any advisors to refrain from trading for your account in securities of the Company, or at least to refrain during any black-out period established under this Policy Statement.

Insider Trading Compliance Officer

The Compliance Officer may designate one or more individuals to perform the Compliance Officer’s duties. The duties of the Compliance Officer or its designee will include the following:

1.Administering this Policy Statement and monitoring and enforcing compliance with all policy provisions and procedures.

2.Responding to all inquiries relating to this Policy Statement and its procedures.

3.Designating and announcing special trading blackout periods during which directors, officers and other designated employees may not trade in Company securities.

4.Providing copies of this Policy Statement and other appropriate materials to all current and new directors, officers and employees.

5.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations under the Company’s Section 16 Compliance Program.

6.Revising the Policy Statement as necessary to reflect changes in federal or state insider trading laws and regulations.
7.Maintaining as Company records originals or copies of all documents required by the provisions of this Policy Statement or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation, Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

Any person who has any questions about this Policy Statement or specific transactions may obtain additional guidance from the Compliance Officer. Remember, however, the ultimate responsibility for complying with the securities laws, adhering to the Policy Statement and avoiding improper transactions rests with you. It is imperative that you use your best judgment and, where appropriate, ask your own legal counsel or investment advisor.

Pre-Clearance of Trades by Directors, Officers and Other Employees

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the procedures set forth below must be followed by the Company’s directors and officers and certain other employees identified by the Compliance Officer, even when a blackout period is not in effect.

All transactions in Company securities (acquisitions, dispositions, gifts, transfers, etc.) must be pre-cleared by the Compliance Officer, even if trading is otherwise permitted at such time under this Policy Statement. The pre-clearance requirement applies to any change in beneficial ownership of Company securities, including purchases, sales, stock option exercises, transfers, gifts and changes in the form of ownership, and transactions in which you have any indirect interest. No transaction which in any way affects your ownership of Company securities is exempt from this requirement.

You must make arrangements with your family members and fiduciaries, such as trustees of family trusts, to collect all of the information necessary to provide notification to the Company in advance of any transaction in compliance with the pre-clearance requirement.

If you are a member of these groups, and you or a family member wishes to effect a transaction, you must contact the Compliance Officer in advance of doing so. We require you to provide us with notice of any proposed transaction at least two (2) business days prior to the proposed transaction date.

Please be aware that, if the Compliance Officer determines to withhold clearance of your proposed transaction, the Compliance Officer cannot be “overruled” by you or any other member of management. Please also be aware that a failure to prohibit a transaction does not constitute approval of a transaction. The ultimate responsibility for complying with the securities laws, adhering to the Policy Statement and avoiding improper transactions rests with you.

Clearance of a transaction (that is, notification that the Compliance Officer will not prohibit a transaction) is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by you. Please note that even when clearance is received, if you become aware of material nonpublic information or become subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Policy Statement. Notwithstanding any pre-clearance of a transaction pursuant to this Policy Statement, none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

Each director, officer or employee who is covered by this pre-clearance requirement shall notify the Compliance Officer of the occurrence of any purchase, sale, donation, transfer, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

Other Restrictions Applicable to Directors and Officers

The Board of Directors has approved a Stock Ownership and Retention Policy for members of senior management and a Stock Ownership Policy for non-employee directors. The Compensation Policy Committee administers the guidelines for senior management and any transfers of equity securities are subject to that policy. The Nominating and Corporate Governance Committee administers the stock ownership guidelines for non-employee directors.
In addition to the restrictions imposed by this Policy Statement, federal and state securities laws impose restrictions on transactions in Company securities by directors, officers and certain stockholders of the Company. Nothing in this Policy Statement shall be construed as a modification of any individual’s obligation under these laws and this Policy Statement shall be applicable in conjunction with, and is intended to be consistent with, the requirements of these laws:

Section 16. Section 16 under the Exchange Act, and the rules of the SEC promulgated thereunder, impose additional restrictions and requirements concerning transactions in Company securities by directors, officers and 10% stockholders of the Company.

Rule 144. The Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon (i) for public resales by any person of “restricted securities” (i.e., securities acquired in a private or other exempt offering) and (ii) for public resales by officers, directors and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

Whether or not a person can rely on the exemption provided by Rule 144 depends upon a number of factors including the availability of current information about the Company, how long the person has held the securities, how much of the person’s securities are being sold, the manner in which the person is selling the securities and the giving of appropriate notice to the SEC. Satisfying these conditions can be difficult and any person covered by this Policy Statement attempting to rely on the exemption provided by Rule 144 should contact the Compliance Officer for assistance in determining whether the exemption is available to them in connection with the sale of Company securities.

Lastly, the Company does not currently include Company securities as investment options under its 401(k) plan. If the Company were ever to change this policy, then additional restrictions on director and officer trading would apply pursuant to the Sarbanes-Oxley Act during any period of time that participants in the Company’s 401(k) plan are prohibited from trading interests in the Company’s equity securities under such plan.

Confidentiality

Serious problems could arise for the Company and you if you are involved in any unauthorized disclosure of nonpublic information about the Company or its customers, whether or not for the purpose of facilitating improper trading in Company securities. It is the Company’s policy that you should not discuss nonpublic Company matters or developments relating to the Company or its customers with anyone outside of the Company (including family members and friends), except as required in the performance of your regular employment duties. Similarly, you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (e.g., airplanes, restaurants, restrooms, elevators, etc.). This prohibition also applies to inquiries about the Company that may be made by the press, investment analysts or others in the financial community, including individual stockholders. It is important that any communications on behalf of the Company be made only through authorized individuals. If you receive any inquiries of this nature, you should decline comment and refer the inquirer to Investor Relations.

Certifications

All officers and employees must certify their understanding of, and intent to comply with, this Policy Statement and send the original to the Company’s Human Resources Department. A copy of the certification that all employees must sign is attached to this Policy Statement.

CERTIFICATION

I hereby certify that:

•I have read and understand the Company’s Insider Trading Policy Statement. I understand that the Company’s General Counsel is available to answer any questions I have regarding this Policy Statement.

•Since the effective date of the Policy, or such shorter period of time that I have been an employee of the Company, I have complied with the Insider Trading Policy.
•I will continue to comply with the Company’s Insider Trading Policy for as long as I am subject to the policy.

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